Exhibit 99.19

THIRD MODIFICATION AND WAIVER AGREEMENT

This Third Modification and Waiver Agreement (“Agreement”) dated as of July 20, 2006 is entered into by and among BlastGard International, Inc., a Colorado corporation (the “Company”) and the subscribers identified on the signature page hereto (each a “Subscriber” and collectively “Subscribers” or the “Parties”).

WHEREAS, the Company and the Subscribers are parties to a Subscription Agreement (“Subscription Agreements”) dated December 2, 2004 relating to an aggregate investment of $1,420,000 by Subscribers in secured notes (“Notes”) convertible into Common Stock of the Company and Common Stock Purchase Warrants (“Warrants”); and

WHEREAS, a Modification and Waiver Agreement was entered into by the Parties as of December 6, 2005 (“Modification Agreement”) and a Revised Second Modification and Waiver Agreement was entered into in June 2006; and

WHEREAS, the Subscribers currently own Notes convertible into Common Stock of the Company at a conversion price of $.75 per share and Class A Warrants, Class B Warrants and Class F Warrants currently exercisable at exercise prices of $1.00 per share, $1.50 per share and $.75 per share, respectively, it being understood that the Notes and Class A Warrants and Class B Warrants were issued pursuant to certain Subscription Agreements and related documents (collectively hereinafter referred to as the “Transaction Documents”) and the Class F Warrants were issued as consideration for entering into the Revised Second Modification and Waiver Agreement; and

WHEREAS, the Company is seeking to enter into a Consulting Agreement The Investor Relation Group, Inc., a copy of which is appended hereto (the “IRG Agreement”), which would involve the issuance of shares of Common Stock pursuant to said agreement; and

WHEREAS, the Company is seeking to enter into a Consulting Agreement with Patrick Doherty, a copy of which is appended hereto (the “Doherty Agreement”), which would involve the issuance of options to purchase shares of Common Stock in accordance with the provisions contained in Section 2 of said agreement; and

WHEREAS, the Company is in the process of seeking to add as many as three outside Board members to the Company’s Board of Directors, which would certainly involve the issuance of options to purchase shares of Common Stock at an exercise price of at least $1.00 per share; and

WHEREAS, the Subscribers have certain anti-dilution rights contained in their Notes and Warrants and the Company is asking the Subscribers to make certain concessions with respect to the their Notes and Warrants and any related Transaction Documents so that the Company may enter into the proposed IRG Agreement and Doherty Agreement and so that the Company may retain new outside directors to join the Company’s Board and to compensate them with the grant of options to purchase the Company’s Common Stock; and

WHEREAS, the Company and Subscribers desire to restructure the terms of the Transaction Documents and Warrants to their mutual benefit.

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscribers hereby agree as follows:

1. For the purposes of the Company’s execution of the IRG Agreement and Doherty Agreement and to permit the Company to retain up to three new persons to join the Company’s Board of Directors, the Subscribers who each own Class A Warrants exercisable at $1.00 per share, Class B Warrants exercisable at $1.50 per share, Class F Warrants exercisable at $.75 per share and Notes convertible into Common Stock at $.75 per share shall waive the adjustment provisions contained in section 3.4 of the Class A and Class B

Warrants, the adjustment provisions contained in Section 3(b) of the Class F Warrants, and any similar adjustment provisions contained in the Notes and Transaction Documents solely in connection with the IRG Agreement and Doherty Agreement and the grant of options to purchase up to 100,000 shares to each new Board member of the Company and not in connection with any future share issuance or reduction.

2. The Subscribers waive their rights of first refusal contained in section 12(a) of the Subscription Agreements solely with respect to the securities issued pursuant to the Doherty Agreement and IRG Agreement and not with respect to any future financing.

3. All other terms and conditions of the Transaction Documents as amended by this Third Modification and Waiver Agreement and the Modification Agreements previously entered by the parties herein shall remain in full force and effect.

4. This Third Modification and Waiver Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof. A copy of this Agreement annexed to the Transaction Documents including, without limitation, the Notes and each Series of Warrants described herein, shall be sufficient to reflect the amendment thereto.

5. Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it and that the Transaction Documents including, without limitation, the Notes and each Series of Warrants described herein, as amended by this Modification Agreement and the Modification Agreements previously entered into by the parties represent the entire agreement between the parties.

BLASTGARD INTERNATIONAL, INC.
the “Company”

By:
(authorized officer)

ALPHA CAPITAL AKTIENGESELLSCHAFT

By:
(authorized officer)

GENESIS MICROCAP INC.

By:
(authorized officer)
STEVEN GOLD
ASHER BRAND

TRW HOLDINGS PTY LIMITED

By:
(authorized officer)